EXHIBIT 11

                          The Great Train Store Company
                        Computation of Per Share Earnings
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                                               For the Thirteen Weeks Ended                   For the Thirty-nine Weeks Ended
                                            Sept. 28, 1996       Sept. 27, 1997          Sept. 28, 1996             Sept. 27, 1997
                                           -----------------    -----------------        --------------            ---------------

Weighted Average of:

      Common Stock Outstanding                    3,952,634         4,404,953             3,430,024                  4,397,234

      Stock Options Outstanding                           -                 -                     -                          -

      Bridge Warrants Outstanding                         -                 -                     -                          -
                                                ------------    -------------            ----------                 ----------

      Shares Outstanding                          3,952,634         4,404,953             3,430,024                  4,397,234
                                            ================    =============            ==========                 ==========


Net Loss                                       $  (303,961)      $  (249,169)          $(1,219,966)                $(1,360,599)

Shares Outstanding                                3,952,634         4,404,953            3,430,024                   4,397,234
                                           -----------------    -------------          -----------                  ----------

Net Loss Per Share                          $        (0.08)      $     (0.06)          $    (0.36)                 $    (0.31)
                                           ================     =============          ===========                 ===========

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